Exhibit 10.11

TFF PHARMACEUTICALS, Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of December 20, 2018, by and between TFF Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Glenn Mattes (“Executive”).

R E C I T A L S

WHEREAS, Executive is currently providing consulting services to the Company pursuant to a Consulting Agreement by and between the Company and Executive (the “Consulting Agreement”);

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to employ Executive as its President and Chief Executive Officer, as an executive officer of the Company, during the Employment Term, as defined below; and

WHEREAS, Executive is willing to accept his employment on the terms hereinafter set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive is currently serving as an executive officer of the Company, with the title of President and Chief Executive Officer, pursuant to a consulting arrangement. Effective as of as of the closing of the first firm commitment underwritten initial public offering of shares of the Company’s common stock, par value $0.001 (the “Common Stock”), through a registered broker-dealer (the “Effective Date”), Executive will become an employee of the Company and will continue to serve as an executive officer of the Company, with the title of President and Chief Executive Officer. Executive will render such business and professional services in the performance of his duties as are customarily associated with Executive’s positions within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” The Company and Executive agree that this Agreement replaces the Consulting Agreement in its entirety, beginning on the Effective Date.

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. Executive, if so requested by the Board, will also serve, without additional compensation, as an officer, director or manager of any subsidiary of the Company. For the duration of the Employment Term, Executive agrees not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Nothing in this Agreement, however, will prohibit Executive from engaging in trade association or charitable activities, including serving as a board member or committee member to trade associations or charities, or serve as a non-executive member of a board of directors; provided that, none of such activities interfere with the performance of Executive’s duties and responsibilities to the Company under this Agreement and any such organizations or activities compete with the business of the Company. Executive’s initial principal place of employment will be in Doylestown, Pennsylvania; provided, however, that Executive will travel to the extent reasonably requested by the Board for Executive to perform his duties as President and Chief Executive Officer of the Company.

(c) Board Membership. During the Employment Term, Executive will serve as a member of the Board, subject to any required Board and/or stockholder approval.

2. At-Will Employment. Subject to Sections 13 and 14 below, Executive and the Company agree and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time and for any or no reason, and with or without cause.

3. Compensation.

(a) Base Salary. During the Employment Term, beginning on the Effective Date, the Company will pay Executive as compensation for his services a base salary of $400,000 per annum (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. The Board will review the Executive’s performance, generally on an annual basis, with increases, if any, to the Base Salary, as determined by the Board in its sole discretion.

(b) Bonuses. Executive will be eligible to receive an annual incentive bonus for each calendar year, beginning with calendar year 2019, targeted at 50% of the prevailing Base Salary, based upon goals and objectives approved by the Board, each as determined by the Board in its sole discretion. When applicable, the Company shall pay all annual incentive bonuses for periods after the Effective Date referred to in this Agreement at the same time as bonuses are normally paid to senior management, but no later than the 15th day of January in the following calendar year.

4. Stock Incentive Plan. Executive will be eligible to participate in the TFF Pharmaceuticals, Inc. 2018 Stock Incentive Plan (the “LTIP”). Executive was previously granted options to purchase 613,023 shares of the Common Stock. Upon the Effective Date, Executive will receive an additional grant under the LTIP that will allow Executive to maintain ownership of at least 5.0% of the then outstanding Common Stock, on a fully diluted basis. Such grant will be in the form of an Incentive Stock Option, with an exercise price equal to the offering price in the first firm commitment underwritten initial public offering of shares of the Common Stock. Executive may receive additional grants under the LTIP at the discretion of the Board. All grants to Executive under the LTIP will be subject to the terms and conditions set forth in the LTIP.

5. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s retirement, group medical, dental, vision, disability, life insurance and flexible-spending account plans, if applicable. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. After the Effective Date, the Company will provide directors’ and officers’ liability insurance coverage for Executive, the Board and the other executive officers of the Company in an amount of no less than $5,000,000.

6. Paid Time Off. Executive will be entitled to paid time off of twenty-five (25) days per year in accordance with the Company’s prevailing policy, with the timing and duration of specific periods mutually and reasonably agreed to by Executive and the Company.

7. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8. Effect of Termination; Severance. In accordance with Section 2 above, the Company shall be entitled to terminate Executive with or without Cause (as defined below) and Executive shall be entitled to resign with or without Good Reason (as defined below), in each case at any time, subject to the following:

(a) For Cause by the Company; Voluntary Termination without Good Reason by Executive. If the Company terminates Executive’s employment for Cause or if Executive terminates Executive’s employment voluntarily or without Good Reason, then Executive will receive (i) the Base Salary through the effective date of termination; and (ii) not receive any other compensation or benefits from the Company except as may required by law or in accordance with established Company plans and policies.

(b) Without Cause by the Company; For Good Reason by Executive. If the Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason, then, (i) Executive shall be entitled to the Base Salary through the effective date of termination, and (ii) Executive shall be entitled to receive a cash severance amount equal to twelve (12) months of the then prevailing Base Salary after the effective date of such termination, payable in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding); provided, however, that Executive’s right to receive (ii) above shall be conditioned upon Executive delivering prior to or contemporaneously with any such severance payments, and not revoking, a release of all claims relating to Executive’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders in a form acceptable to the Company or its successor and his continuing to comply with the terms of this Agreement and the Confidential Information Agreement (discussed under Section 10).

(c) Death or Disability. The Employment Term and Executive’s employment shall terminate upon his death or Disability. Upon termination of Executive’s employment for either death or Disability, Executive or his estate, as the case may be, shall be entitled to receive any accrued and unpaid Base Salary and benefits. Upon termination of Executive’s employment due to death or Disability pursuant to this Section 8(c), Executive or his estate, as the case may be, shall have no further rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due Executive following his termination for death or Disability shall be determined in accordance with established Company plans and practices. Executive hereby gives the Company permission to purchase “key man” Death and Disability insurance coverage on Executive, naming the Company as the beneficiary, as determined by the Board. Executive agrees, on behalf of himself, his estate, heirs, successors and assigns, that Executive and such related parties have no interest or rights to receive the benefits of any such insurance coverage covering the Executive that is purchased by the Company, and names the Company as the beneficiary under such policy.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means:

(i) Executive’s continued substantial violations of his employment duties after Executive has received a written demand for performance from the Board expressly stating the specific violations of his employment duties and a reasonable opportunity (at least 30 days) for the Executive to cure the deficiencies;

(ii) Executive’s gross misconduct,

(iii) any act of personal dishonesty or fraud taken by Executive in connection with Executive’s duties as an employee,

(iv) Executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State or

(v) any material breach by Executive of any of the provisions of this Agreement or Executive’s Confidential Information Agreement (as defined in Section 10).

(b) Disability. For purposes of this Agreement, “Disability” means that Executive has been unable to substantially perform Executive’s duties under this Agreement for not less than sixty (60) work days within a six (6) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(c) Good Reason. For purposes of this Agreement, “Good Reason” means, without Executive’s prior written consent:

(i) a reduction in Executive’s Base Salary that is materially different from such reductions applicable to the Company’s other executive officers taken as a whole,

(ii) a change in Executive’s position with the Company (or, in the case of a Change of Control of the Company, the acquiring company) which materially reduces Executive’s duties, provided that in the case of a Change of Control of the Company, any such reduction resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief executive officer becomes an employee of the acquiring company following a Change of Control but is not the chief executive officer of the acquiring company) shall not constitute Good Reason as long as Executive’s compensation, authority, and duties remain substantially similar,

(iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles without Executive’s consent, or

(iv) a material breach by the Company of any of the material provisions of this Agreement.

Executive must provide the Company with: (A) thirty (30) days written notice of Executive’s intent to resign expressly stating the basis for Executive’s contention that such resignation qualifies as a resignation for Good Reason, and (B) a reasonable opportunity for the Company to cure the conditions giving rise to such Good Reason. If the Company cures the conditions giving rise to such Good Reason within thirty (30) days following the date of such notice, Executive will not be entitled to severance payments and/or other benefits contemplated by Section 8 above if Executive thereafter resigns from the Company.

10. Company; Matters; Confidential Information.

(a) Confidential and Proprietary Information. Concurrently with or prior to the execution of this Agreement, Executive shall have signed a copy of the Company’s standard Proprietary Information and Inventions Agreement (the “Confidential Information Agreement”). The Company agrees to provide Executive with confidential information, as defined in the Confidential Information Agreement, subsequent to his execution of the Confidential Information Agreement.

(b) Resignation on Termination. On termination of Executive’s employment, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any of its subsidiaries, unless otherwise agreed by the parties.

(c) Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement and the Confidential Information Agreement.

(d) Return of Company Property. Executive agrees that, at the time of leaving the employ of the Company, Executive will deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void, unless otherwise required by law.

12. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.

13. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration.

(a) Except as provided in subsection (b) below, Executive agrees that any dispute, claim or controversy concerning his employment or the termination of his employment or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. To the extent permitted by law, the Company shall pay the administrative fees associated with the arbitration, except for the first $300.00 in administrative fees for any arbitration that is initiated by Executive, and each party shall separately pay its respective counsel fees and expenses. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include, to the extent permissible by law, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Any party may also petition the court for injunctive or other equitable relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement. In the event that either party seeks such relief, no bond shall be required, and the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees. Any such relief will be filed in any state or federal court serving New York County, New York.

(c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, SUBJECT TO SECTION 14(b), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

15. Integration. This Agreement and the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.

16. Waiver; Amendment. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach. This Agreement may only be amended or otherwise modified in a writing signed by the parties hereto.

17. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

19. Tax Withholding. All payments made to Executive pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions).

21. Construction of Agreement. This Agreement has been negotiated by the respective parties, and the language shall not be construed for or against either party.

22. Voluntary Nature of Agreement; Legal Rights. Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges that Executive has had the opportunity to consult with an attorney regarding the provisions of this Agreement and has either obtained such advice of counsel or knowingly waived the opportunity to seek such advice. Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.

23. Section 409A. Notwithstanding anything to the contrary in this Agreement,  if Executive is determined to be a “specified employee” as determined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) at the time of any termination that would result in payment of any cash severance payments and/or benefits, then any such payments  that are considered to be deferred compensation within the meaning of Section 409A that would  otherwise  be due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination. Each individual severance payment to be paid in an installment or otherwise is hereby designated as a separate payment for purposes of Section 409A.    In addition, it is the intent of the parties that the provisions of this Agreement be structured in a manner to avoid the imposition of additional tax pursuant to Section 409A and this Agreement should be interpreted in such a manner and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

“COMPANY”

TFF Pharmaceuticals, Inc.

By:	/s/ Robert S. Mills
Robert S. Mills, Executive Chairman

Address:

2801 Via Fortuna, Suite 425
Austin, Texas 78746

“EXECUTIVE”

/s/ Glenn Mattes
Glenn Mattes

Address:

TFF PHARMACEUTICALS, inc.

EXECUTIVE EMPLOYMENT AGREEMENT

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